AMENDMENT TO

                          FUND ADMINISTRATION AGREEMENT

         This Amendment dated as of January 1, 2001, is to the Fund Administration Agreement made as of October 1, 1996 and subsequently amended and restated on June 1, 1997 (the "Agreement") by and between Franklin Templeton Services, Inc. a Florida corporation ("FTSI") and Templeton Global Investment Trust (the "Trust").

                                   WITNESSETH:

         WHEREAS, both FTSI and the Trust wish to amend the Agreement;

         WHEREAS, FTSI merged into FRANKLIN TEMPLETON SERVICES, LLC, a Delaware limited liability company, a successor entity, on January 1, 2001;

         NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

          1. FTSI's name is henceforth to be known as "Franklin Templeton Services, LLC."

          2. All references to FTSI being a "Florida corporation" in the Agreement are hereby changed to a "Delaware limited liability company."

         IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                                            FRANKLIN TEMPLETON SERVICES, LLC

                                            By:/s/JOHN R. KAY
                                               ------------------------------
                                               John R. Kay

                                            TEMPLETON GLOBAL INVESTMENT TRUST

                                            By:/s/BARBARA J. GREEN
                                               ------------------------------
                                               Barbara J. Green